Exhibit 99.1

NECB Earnings Press Release for 06/30/2024:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

White Plains, New York, July 22, 2024 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), generated net income of $12.8 million, or $0.98 per basic share and $0.97 per diluted share, for the three months ended June 30, 2024 compared to net income of $11.1 million, or $0.75 per basic and diluted share, for the three months ended June 30, 2023. In addition, the Company generated net income of $24.2 million, or $1.84 per basic share and $1.83 per diluted share, for the six months ended June 30, 2024 compared to net income of $22.3 million, or $1.56 per basic and diluted share, for the six months ended June 30, 2023.

Kenneth A. Martinek, Chairman of the Board and Chief Executive Officer, stated “We are pleased to report another quarter of strong earnings due to the strong performance of our loan portfolio. Despite the high interest rate environment during 2023 that continued into 2024, loan demand remained strong with originations and outstanding commitments remaining robust. As has been in the past, construction lending in high demand-high absorption areas continues to be our focus.”

Highlights for the three months and six months ended June 30, 2024 are as follows:

•	Performance metrics continue to be strong with a return on average assets ratio of 2.70%, a return on average equity ratio of 17.28%, and an efficiency ratio of 35.24% for the three months ended June 30, 2024. For the six months ended June 30, 2024, the Company reported a return on average assets ratio of 2.60%, a return on average equity ratio of 16.59%, and an efficiency ratio of 36.54%.

•	Net interest income increased by $2.2 million and $4.4 million, or 9.2% and 9.3%, respectively, for the three months and six months ended June 30, 2024 compared to the same periods in 2023.

•	Our commitments, loans-in-process, and standby letters of credit outstanding totaled $700.9 million at June 30, 2024 compared to $719.6 million at December 31, 2023.

Balance Sheet Summary

Total assets increased $166.1 million, or 9.4%, to $1.9 billion at June 30, 2024, from $1.8 billion at December 31, 2023. The increase in assets was primarily due to an increase in net loans of $121.5 million and an increase in cash and cash equivalents of $45.2 million.

Cash and cash equivalents increased $45.2 million, or 65.8%, to $113.9 million at June 30, 2024 from $68.7 million at December 31, 2023. The increase in cash and cash equivalents was a result of an increase in deposits of $163.8 million, partially offset by a decrease in borrowings of $17.0 million, an increase of $121.5 million in net loans, and stock repurchases of $2.4 million.

Equity securities decreased $102,000, or 0.6%, to $18.0 million at June 30, 2024 from $18.1 million at December 31, 2023. The decrease in equity securities was attributable to market depreciation of $102,000 due to market interest rate volatility during the six months ended June 30, 2024.

Securities held-to-maturity decreased $468,000, or 3.0%, to $15.4 million at June 30, 2024 from $15.9 million at December 31, 2023 due to $479,000 in maturities and pay-downs of various investment securities, partially offset by a decrease of $10,000 in the allowance for credit losses for held-to-maturity securities.

Loans, net of the allowance for credit losses, increased $121.5 million, or 7.7%, to $1.7 billion at June 30, 2024 from $1.6 billion at December 31, 2023. The increase in loans, net of the allowance for credit losses, was primarily due to loan originations of $364.7 million during the six months ended June 30, 2024, consisting primarily of $323.8 million in construction loans with respect to which approximately 34.0% of the funds were disbursed at loan closings, with the remaining funds to be disbursed over the terms of the construction loans. In addition, during the six months ended June 30, 2024, we originated $21.8 million in commercial and industrial loans, $14.0 million in non-residential loans, and $5.1 million in multi-family loans.

Loan originations during the six months ended June 30, 2024 resulted in a net increase of $110.5 million in construction loans, $9.4 million in non-residential loans, $2.4 million in commercial and industrial loans, $938,000 in multi-family loans, and $440,000 in consumer loans. The increase in our loan portfolio was partially offset by decreases of $1.3 million in mixed-use loans and $652,000 in residential loans, coupled with normal pay-downs and principal reductions.

The allowance for credit losses related to loans decreased to $4.9 million as of June 30, 2024 from $5.1 million as of December 31, 2023. The decrease in the allowance for credit losses related to loans was due to a credit to the provision for credit losses totaling $145,000 and charge-offs of $33,000.

Premises and equipment decreased $397,000, or 1.6%, to $25.1 million at June 30, 2024 from $25.5 million at December 31, 2023 primarily due to the depreciation of fixed assets.

Investments in Federal Home Loan Bank stock decreased $217,000, or 23.4%, to $712,000 at June 30, 2024 from $929,000 at December 31, 2023. The decrease was due primarily to the mandatory redemption of Federal Home Loan Bank stock totaling $315,000 in connection with the maturity of $7.0 million in advances in 2024, offset by purchases of Federal Home Loan Bank stock totaling $98,000 due to the growth of our mortgage loan portfolio.

Bank owned life insurance (“BOLI”) increased $319,000, or 1.3%, to $25.4 million at June 30, 2024 from $25.1 million at December 31, 2023 due to increases in the BOLI cash value.

Accrued interest receivable increased $1.2 million, or 9.4%, to $13.5 million at June 30, 2024 from $12.3 million at December 31, 2023 due to an increase in the loan portfolio.

Foreclosed real estate was $1.5 million at both June 30, 2024 and December 31, 2023.

Right of use assets — operating decreased $280,000, or 6.1%, to $4.3 million at June 30, 2024 from $4.6 million at December 31, 2023, primarily due to amortization.

Other assets decreased $660,000, or 8.2%, to $7.4 million at June 30, 2024 from $8.0 million at December 31, 2023 due to a decrease in tax assets of $691,000 and a decrease in suspense accounts of $31,000, partially offset by an increase of $66,000 in prepaid expenses.

Total deposits increased $163.8 million, or 11.7%, to $1.6 billion at June 30, 2024 from $1.4 billion at December 31, 2023. The increase in deposits was primarily due to the Bank offering competitive interest rates to attract deposits. This resulted in a shift in deposits whereby certificates of deposit increased $151.0 million, or 19.8%, and NOW/money market accounts increased $75.0 million, or 51.8%, partially offset by decreases in savings account balances of $47.5 million, or 24.7%, and non-interest bearing demand deposits of $14.6 million, or 4.9%.

Federal Home Loan Bank advances decreased $7.0 million, or 50.0%, to $7.0 million at June 30, 2024 from $14.0 million at December 31, 2023 due to the maturity of borrowings in 2024. Federal Reserve Bank borrowings decreased $10.0 million, or 20.0%, to $40.0 million at June 30, 2024 from $50.0 million at December 31, 2023.

Advance payments by borrowers for taxes and insurance decreased $117,000, or 5.8%, to $1.9 million at June 30, 2024 from $2.0 million at December 31, 2023 due primarily to remittance of real estate tax payments to various local tax authorities.

Lease liability – operating decreased $255,000, or 5.5%, to $4.4 million at June 30, 2024 from $4.6 million at December 31, 2023, primarily due to amortization.

Accounts payable and accrued expenses decreased $1.1 million, or 7.8%, to $12.5 million at June 30, 2024 from $13.6 million at December 31, 2023 due primarily to a decrease in accrued expense of $1.5 million, partially offset by an increase in accounts payable of $526,000 and deferred compensation of $263,000. The allowance for credit losses for off-balance sheet commitments decreased $197,000, or 22.6%, to $803,000 at June 30, 2024 from $1.0 million at December 31, 2023.

Stockholders’ equity increased $20.7 million, or 7.4% to $300.0 million at June 30, 2024, from $279.3 million at December 31, 2023. The increase in stockholders’ equity was due to net income of $24.2 million for the six months ended June 30, 2024, the amortization expense of $888,000 relating to restricted stock and stock options granted under the Company’s 2022 Equity Incentive Plan, a reduction of $435,000 in unearned employee stock ownership plan shares coupled with an increase of $276,000 in earned employee stock ownership plan shares, an exercise of stock options totaling $14,000, and $6,000 in other comprehensive income, partially offset by stock repurchases totaling $2.5 million and dividends paid and declared of $2.7 million.

Results of Operations for the Three Months Ended June 30, 2024 and 2023

Net Interest Income

Net interest income was $26.2 million for the three months ended June 30, 2024, as compared to $24.0 million for the three months ended June 30, 2023. The increase in net interest income of $2.2 million, or 9.2%, was primarily due to an increase in interest income that exceeded an increase in interest expense.

The increase in interest income is attributable to increases in the average balances of loans and interest-bearing deposits, partially offset by decreases in the average balances of investment securities and FHLB stock. The increase in interest income is also attributable to a rising interest rate environment due to the Federal Reserve’s interest rate increases in 2023.

The increase in market interest rates in 2023 also caused an increase in our interest expense. As a result, the increase in interest expense for the three months ended June 30, 2024 was due to an increase in the cost of funds on our deposits and borrowed money. The increase in interest expense was also due to an increase in the average balances on our certificates of deposits, our interest-bearing demand deposits, and our borrowed money, offset by a decrease in the average balances on our savings and club deposits.

Total interest and dividend income increased $8.5 million, or 26.9%, to $40.2 million for the three months ended June 30, 2024 from $31.7 million for the three months ended June 30, 2023. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $355.4 million, or 24.4%, to $1.8 billion for the three months ended June 30, 2024 from $1.5 billion for the three months ended June 30, 2023 and an increase in the yield on interest earning assets by 17 basis points from 8.72% for the three months ended June 30, 2023 to 8.89% for the three months ended June 30, 2024.

Interest expense increased $6.3 million, or 82.1%, to $14.0 million for the three months ended June 30, 2024 from $7.7 million for the three months ended June 30, 2023. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 101 basis points from 3.32% for the three months ended June 30, 2023 to 4.33% for the three months ended June 30, 2024 and an increase in average interest bearing liabilities of  $367.7 million, or 39.6%, to $1.3 billion for the three months ended June 30, 2024 from $928.0 million for the three months ended June 30, 2023.

Our net interest margin decreased 81 basis points, or 12.3%, to 5.79% for the three months ended June 30, 2024 compared to 6.60% for the three months ended June 30, 2023. The decrease in the net interest margin was due to the increase in the cost of interest-bearing liabilities outpacing the increase in the yield on interest-earning assets.

Credit Loss Expense

The Company recorded a credit loss expense reduction of $226,000 for the three months ended June 30, 2024 compared to a credit loss expense of $610,000 for the three months ended June 30, 2023. The credit loss expense reduction of $226,000 for the three months ended June 30, 2024 was comprised of a credit loss expense reduction for off-balance sheet commitments of $218,000 and a credit loss expense reduction for held-to-maturity investment securities of $8,000. The credit loss expense reduction for off-balance sheet commitments of $218,000 for the three months ended June 30, 2024 was primarily attributable to a reduction of $30.4 million in the level of off-balance sheet commitments and favorable trends in the economy.

We charged-off $12,000 during the three months ended June 30, 2024 as compared to charge-offs of $194,000 during the three months ended June 30, 2023. The charge-offs of $12,000 during the three months ended June 30, 2024 were against various unpaid overdrafts in our demand deposit accounts. The charge-offs of $194,000 during the three months ended June 30, 2023 were comprised of a charge-off of $159,000 related to three performing construction loans on the same project whereby we sold the loans to a third-party subsequent to June 30, 2023 at a loss of $159,000. The remaining charge-offs of $35,000 for the 2023 period were against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries from previously charged-off loans during the three months ended June 30, 2024 and 2023.

Non-Interest Income

Non-interest income for the three months ended June 30, 2024 was $731,000 compared to non-interest income of $1.0 million for the three months ended June 30, 2023. The decrease of $289,000, or 28.3%, in total non-interest income was primarily due to decreases of $391,000 in BOLI income, $113,000 in investment advisory fees, and $4,000 in miscellaneous other non-interest income, partially offset by increases of $116,000 in other loan fees and service charges and $103,000 in unrealized gain/loss on equity securities.

The decrease in BOLI income was primarily due to two death claims totaling $1.8 million on BOLI policies that resulted in additional BOLI income of $404,000 in the three months ended June 30, 2023. The decrease in investment advisory fees was due to the disposition in January 2024 of the Bank’s assets relating to the Harbor West Wealth Management Group. As a result of the transaction, the Bank no longer generates investment advisory fees.

The increase of $116,000 in other loan fees and service charges was due to an increase of $93,000 in other loan fees and loan servicing fees and an increase of $21,000 in ATM/debit card/ACH fees.

The increase in unrealized loss on equity securities was due to an unrealized loss of $20,000 on equity securities during the three months ended June 30, 2024 compared to an unrealized loss of $123,000 on equity securities during the three months ended June 30, 2023. The unrealized loss of $20,000 on equity securities during the three months ended June 30, 2024 was due to market interest rate volatility during the quarter ended June 30, 2023.

Non-Interest Expense

Non-interest expense increased $617,000, or 6.9%, to $9.5 million for the three months ended June 30, 2024 from $8.9 million for the three months ended June 30, 2023. The increase resulted primarily from increases of $415,000 in salaries and employee benefits, $297,000 in other operating expense, $69,000 in occupancy expense, $53,000 in outside data processing expense, and $6,000 in real estate owned expense, partially offset by decreases of $144,000 in advertising expense, and $79,000 in equipment expense.

Income Taxes

We recorded income tax expense of $4.9 million and $4.5 million for the three months ended June 30, 2024 and 2023, respectively. For the three months ended June 30, 2024, we had approximately $199,000 in tax exempt income, compared to approximately $587,000 in tax exempt income for the three months ended June 30, 2023. The decrease in tax exempt income was due to two death claims totaling $1.8 million on BOLI policies during the three months ended June 30, 2023. Our effective income tax rates were 27.6% and 28.7% for the three months ended June 30, 2024 and 2023, respectively.

Results of Operations for the Six Months Ended June 30, 2024 and 2023

Net Interest Income

Net interest income was $51.2 million for the six months ended June 30, 2024 as compared to $46.9 million for the six months ended June 30, 2023. The increase in net interest income of $4.4 million, or 9.3%, was primarily due to an increase in interest income that exceeded an increase in interest expense.

The increase in interest income is attributable to increases in loans and interest-bearing deposits, partially offset by decreases in investment securities and FHLB stock. The increase in interest income is also attributable to a rising interest rate environment as a result of the Federal Reserve’s interest rate increases during 2023.

The increase in market interest rates in 2023 also caused an increase in our interest expense. As a result, the increase in interest expense for the six months ended June 30, 2024 was due to an increase in the cost of funds on our deposits and borrowed money. The increase in interest expense was also due to increases in the balances on our certificates of deposits, our interest-bearing demand deposits, and our borrowed money, offset by a decrease in the balances of our savings and club deposits.

Total interest and dividend income increased $18.1 million, or 30.1%, to $78.4 million for the six months ended June 30, 2024 from $60.2 million for the six months ended June 30, 2023. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $358.3 million, or 25.3%, to $1.8 billion for the six months ended June 30, 2024 from $1.4 billion for the six months ended June 30, 2023 and an increase in the yield on interest earning assets by 33 basis points from 8.50% for the six months ended June 30, 2023 to 8.83% for the six months ended June 30, 2024.

Interest expense increased $13.8 million, or 103.1%, to $27.2 million for the six months ended June 30, 2024 from $13.4 million for the six months ended June 30, 2023. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 126 basis points from 3.05% for the six months ended June 30, 2023 to 4.31% for the six months ended June 30, 2024, and an increase in average interest bearing liabilities of $383.0 million, or 43.6%, to $1.3 billion for the six months ended June 30, 2024 from $877.8 million for the six months ended June 30, 2023.

Net interest margin decreased 85 basis points, or 12.8%, for the six months ended June 30, 2024 to 5.77% compared to 6.62% for the six months ended June 30, 2023.

Credit Loss Expense

The Company recorded a credit loss expense reduction totaling $391,000 for the six months ended June 30, 2024 compared to a credit loss expense totaling $611,000 for the six months ended June 30, 2023. The credit loss expense reduction of $391,000 for the six months ended June 30, 2024 was comprised of a credit loss expense reduction for off-balance sheet commitments of $235,000, a credit loss expense reduction for loans of $145,000, and a credit loss expense reduction for held-to-maturity investment securities of $11,000. The credit loss expense reduction for off-balance sheet commitments of $391,000 for the six months ended June 30, 2024 was primarily attributed to a reduction of $27.2 million in the level of off-balance sheet commitments and favorable trends in the economy. The credit loss expense reduction for loans of $145,000 for the six months ended June 30, 2024 was primarily attributed to favorable trends in the economy.

We charged-off $32,000 during the six months ended June 30, 2024 as compared to charge-offs of $214,000 during the six months ended June 30, 2023. The charge-offs of $32,000 during the six months ended June 30, 2024 were against various unpaid overdrafts in our demand deposit accounts. The charge-offs of $214,000 during the six months ended June 30, 2023 were comprised of a charge-off of $159,000 related to three performing construction loans on the same project whereby we sold the loans to a third-party subsequent to June 30, 2023 at a loss of $159,000. The remaining charge-offs of $55,000 for the 2023 period were against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries from previously charged-off loans during the six months ended June 30, 2024 and 2023.

Non-Interest Income

Non-interest income for the six months ended June 30, 2024 was $1.3 million compared to non-interest income of $2.1 million for the six months ended June 30, 2023. The decrease of $850,000, or 39.8%, in total non-interest income was primarily due to decreases of $385,000 in BOLI income, $229,000 in investment advisory fees, $204,000 in unrealized losses on equity securities, $29,000 in other loan fees and service charges, and $3,000 in miscellaneous other non-interest income.

The decrease in BOLI income was primarily due to two death claims totaling $1.8 million on BOLI policies that resulted in additional BOLI income of $404,000 in the six months ended June 30, 2023. The decrease in investment advisory fees was due to the disposition in January 2024 of the Bank’s assets relating to the Harbor West Wealth Management Group. As a result of the transaction, the Bank no longer generates investment advisory fees.

The decrease in unrealized gain (loss) on equity securities was due to an unrealized loss of $102,000 on equity securities during the six months ended June 30, 2024 compared to an unrealized gain of $102,000 on equity securities during the six months ended June 30, 2023. The unrealized loss of $102,000 on equity securities during the 2024 period was due to market interest rate volatility during the six months ended June 30, 2024.

The decrease of $29,000 in other loan fees and service charges was due to a decrease of $46,000 in other loan fees and loan servicing fees, partially offset by increases of $14,000 in ATM/debit card/ACH fees and $2,000 in savings account fees.

Non-Interest Expense

Non-interest expense increased $2.1 million, or 12.3%, to $19.2 million for the six months ended June 30, 2024 from $17.1 million for the six months ended June 30, 2023. The increase resulted primarily from increases of $1.2 million in salaries and employee benefits, $840,000 in other operating expense, $174,000 in outside data processing expense, and $107,000 in occupancy expense, partially offset by decreases of $130,000 in equipment expense, $106,000 in advertising expense, and $2,000 in real estate owned expense.

Income Taxes

We recorded income tax expense of $9.5 million and $9.0 million for the six months ended June 30, 2024 and 2023, respectively. For the six months ended June 30, 2024, we had approximately $394,000 in tax exempt income, compared to approximately $770,000 in tax exempt income for the six months ended June 30, 2023. The decrease in tax exempt income was due to two death claims totaling $1.8 million on BOLI policies during the six months ended June 30, 2023. Our effective income tax rates were 28.3% and 28.7% for the six months ended June 30, 2024 and 2023, respectively.

Asset Quality

Non-performing assets were $5.9 million at June 30, 2024 compared to $5.8 million at December 31, 2023. At June 30, 2024 and December 31, 2023, we had two non-performing construction loans totaling $4.4 million secured by the same project located in the Bronx, New York. The other non-performing assets consisted of one foreclosed property at June 30, 2024 and December 31, 2023. Our ratio of non-performing assets to total assets remained low at 0.30% at June 30, 2024 as compared to 0.33% at December 31, 2023.

The Company’s allowance for credit losses related to loans was $4.9 million, or 0.29% of total loans as of June 30, 2024, compared to $5.1 million, or 0.32% of total loans, as of December 31, 2023. Based on a review of the loans that were in the loan portfolio at June 30, 2024, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

In addition, at June 30, 2024, the Company’s allowance for credit losses related to off-balance sheet commitments totaled $803,000 and the allowance for credit losses related to held-to-maturity debt securities totaled $126,000.

Capital

The Company’s total stockholders’ equity to assets ratio was 15.54% as of June 30, 2024. At June 30, 2024, the Company had the ability to borrow $841.9 million from the Federal Reserve Bank of New York, $29.6 million from the Federal Home Loan Bank of New York and $8.0 million from Atlantic Community Bankers Bank.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of June 30, 2024, the Bank had a tier 1 leverage capital ratio of 14.37% and a total risk-based capital ratio of 13.66%.

The Company completed its first stock repurchase program on April 14, 2023 whereby the Company repurchased 1,637,794 shares, or 10%, of the Company’s issued and outstanding common stock. The cost of the stock repurchase program totaled $23.0 million, including commission costs and Federal excise taxes. Of the total shares repurchased under this program, 957,275 of such shares were repurchased during 2023 at a total cost of $13.7 million, including commission costs and Federal excise taxes.

The Company commenced its second stock repurchase program on May 30, 2023 whereby the Company will repurchase 1,509,218, or 10%, of the Company’s issued and outstanding common stock. As of June 30, 2024, the Company had repurchased 1,091,174 shares of common stock under its second repurchase program, at a cost of $17.2 million, including commission costs and Federal excise taxes.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation and its impact on regional and national economic conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area, the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	June 30,	December 31,
	2024	2023
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$13,276	$13,394
Interest-bearing deposits	100,609	55,277
Total cash and cash equivalents	113,885	68,671
Certificates of deposit	100	100
Equity securities	18,000	18,102
Securities held-to-maturity ( net of allowance for credit losses of $126 and $136, respectively )	15,392	15,860
Loans receivable	1,708,430	1,586,721
Deferred loan (fees) costs, net	(209)	176
Allowance for credit losses	(4,915)	(5,093)
Net loans	1,703,306	1,581,804
Premises and equipment, net	25,055	25,452
Investments in restricted stock, at cost	712	929
Bank owned life insurance	25,401	25,082
Accrued interest receivable	13,473	12,311
Real estate owned	1,456	1,456
Property held for investment	1,389	1,407
Right of Use Assets – Operating	4,286	4,566
Right of Use Assets – Financing	349	351
Other assets	7,384	8,044
Total assets	$1,930,188	$1,764,135
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$285,541	$300,184
Interest bearing	1,278,309	1,099,852
Total deposits	1,563,850	1,400,036
Advance payments by borrowers for taxes and insurance	1,903	2,020
Borrowings	47,000	64,000
Lease Liability – Operating	4,370	4,625
Lease Liability – Financing	590	571
Accounts payable and accrued expenses	12,500	13,558
Total liabilities	1,630,213	1,484,810

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 13,990,602 shares and 14,144,856 shares outstanding, respectively	140	142
Additional paid-in capital	108,630	109,924
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(6,128)	(6,563)
Retained earnings	197,010	175,505
Accumulated other comprehensive income	323	317
Total stockholders’ equity	299,975	279,325
Total liabilities and stockholders’ equity	$1,930,188	$1,764,135

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
			(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$38,634	$30,494	$75,337	$58,069
Interest-earning deposits	1,385	1,001	2,585	1,705
Securities	218	219	436	452
Total Interest Income	40,237	31,714	78,358	60,226
INTEREST EXPENSE:
Deposits	13,435	7,609	25,829	13,161
Borrowings	570	78	1,302	190
Financing lease	10	9	19	19
Total Interest Expense	14,015	7,696	27,150	13,370
Net Interest Income	26,222	24,018	51,208	46,856
Provision for (reversal of) credit loss	(226)	610	(391)	611
Net Interest Income after Provision for (Reversal of) Credit Loss	26,448	23,408	51,599	46,245
NON-INTEREST INCOME:
Other loan fees and service charges	563	447	1,025	1,054
Earnings on bank owned life insurance	162	553	319	704
Investment advisory fees	-	113	-	229
Unrealized (loss) gain on equity securities	(20)	(123)	(102)	102
Other	26	30	43	46
Total Non-Interest Income	731	1,020	1,285	2,135
NON-INTEREST EXPENSES:
Salaries and employee benefits	5,252	4,837	10,603	9,378
Occupancy expense	674	605	1,381	1,274
Equipment	221	300	474	604
Outside data processing	607	554	1,243	1,069
Advertising	94	238	182	288
Real estate owned expense	27	21	39	41
Other	2,623	2,326	5,257	4,417
Total Non-Interest Expenses	9,498	8,881	19,179	17,071
INCOME BEFORE PROVISION FOR INCOME TAXES	17,681	15,547	33,705	31,309
PROVISION FOR INCOME TAXES	4,883	4,460	9,533	8,978
NET INCOME	$12,798	$11,087	$24,172	$22,331

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.98	$0.75	$1.84	$1.56
Earnings per share - diluted	0.97	0.75	1.83	1.56
Weighted average shares outstanding - basic	13,084	14,700	13,119	14,322
Weighted average shares outstanding - diluted	13,181	14,731	13,205	14,361
Performance ratios/data:
Return on average total assets	2.70%	2.89%	2.60%	2.91%
Return on average shareholders' equity	17.28%	16.61%	16.59%	16.73%
Net interest income	$26,222	$24,018	$51,208	$46,856
Net interest margin	5.79%	6.60%	5.77%	6.62%
Efficiency ratio	35.24%	35.47%	36.54%	34.85%
Net charge-off ratio	0.00%	0.06%	0.00%	0.03%

Loan portfolio composition:	June 30, 2024	December 31, 2023
One-to-four family	$4,600	$5,252
Multi-family	199,865	198,927
Mixed-use	28,305	29,643
Total residential real estate	232,770	233,822
Non-residential real estate	30,556	21,130
Construction	1,329,953	1,219,413
Commercial and industrial	113,471	111,116
Consumer	1,680	1,240
Gross loans	1,708,430	1,586,721
Deferred loan (fees) costs, net	(209)	176
Total loans	$1,708,221	$1,586,897
Asset quality data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	4,404	4,385
OREO property	1,456	1,456
Total non-performing assets	$5,860	$5,841

Allowance for credit losses to total loans	0.29%	0.32%
Allowance for credit losses to non-performing loans	111.60%	116.15%
Non-performing loans to total loans	0.26%	0.28%
Non-performing assets to total assets	0.30%	0.33%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets	13.66%	14.11%
Common equity tier 1 capital to risk-weighted assets	13.37%	13.78%
Tier 1 capital to risk-weighted assets	13.37%	13.78%
Tier 1 leverage ratio	14.37%	16.21%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Three Months Ended June 30, 2024			Three Months Ended June 30, 2023
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable gross	$1,687,029	$38,634	9.16%	$1,341,597	$30,494	9.09%
Securities	33,438	199	2.38%	39,967	198	1.98%
Federal Home Loan Bank stock	704	19	10.80%	928	21	9.05%
Other interest-earning assets	89,736	1,385	6.17%	72,991	1,001	5.49%
Total interest-earning assets	1,810,907	40,237	8.89%	1,455,483	31,714	8.72%
Allowance for credit losses	(4,927)			(4,070)
Non-interest-earning assets	91,085			83,521
Total assets	$1,897,065			$1,534,934

Interest-bearing demand deposit	$205,536	$1,930	3.76%	$85,919	$483	2.25%
Savings and club accounts	158,292	982	2.48%	267,368	1,836	2.75%
Certificates of deposit	884,626	10,523	4.76%	560,702	5,290	3.77%
Total interest-bearing deposits	1,248,454	13,435	4.30%	913,989	7,609	3.33%
Borrowed money	47,276	580	4.91%	14,000	87	2.49%
Total interest-bearing liabilities	1,295,730	14,015	4.33%	927,989	7,696	3.32%
Non-interest-bearing demand deposit	285,368			322,722
Other non-interest-bearing liabilities	19,641			17,224
Total liabilities	1,600,739			1,267,935
Equity	296,326			266,999
Total liabilities and equity	$1,897,065			$1,534,934

Net interest income / interest spread		$26,222	4.56%		$24,018	5.40%
Net interest rate margin			5.79%			6.60%
Net interest earning assets	$515,177			$527,494
Average interest-earning assets to interest-bearing liabilities	139.76%			156.84%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Six Months Ended June 30, 2024			Six Months Ended June 30, 2023
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$1,649,686	$75,337	9.13%	$1,305,922	$58,069	8.89%
Securities	33,643	396	2.35%	42,232	409	1.94%
Federal Home Loan Bank stock	773	40	10.35%	1,039	43	8.28%
Other interest-earning assets	90,644	2,585	5.70%	67,269	1,705	5.07%
Total interest-earning assets	1,774,746	78,358	8.83%	1,416,462	60,226	8.50%
Allowance for loan losses	(5,009)			(4,760)
Non-interest-earning assets	89,972			82,217
Total assets	$1,859,709			$1,493,919

Interest-bearing demand deposit	$188,510	$3,483	3.70%	$88,047	$911	2.07%
Savings and club accounts	170,531	2,184	2.56%	276,886	3,749	2.71%
Certificates of deposit	847,606	20,162	4.76%	496,338	8,501	3.43%
Total interest-bearing deposits	1,206,647	25,829	4.28%	861,271	13,161	3.06%
Borrowed money	54,184	1,321	4.88%	16,514	209	2.53%
Total interest-bearing liabilities	1,260,831	27,150	4.31%	877,785	13,370	3.05%
Non-interest-bearing demand deposit	288,639			333,948
Other non-interest-bearing liabilities	18,865			16,208
Total liabilities	1,568,335			1,227,941
Equity	291,374			265,978
Total liabilities and equity	$1,859,709			$1,493,919

Net interest income / interest spread		$51,208	4.52%		$46,856	5.46%
Net interest rate margin			5.77%			6.62%
Net interest earning assets	$513,915			$538,677
Average interest-earning assets to interest-bearing liabilities	140.76%			161.37%